Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sportsman’s Warehouse Holdings, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-206632 and 333-195338) on Form S-8 and (No. 333-204517) on Form S-3 of Sportsman’s Warehouse Holdings, Inc. of our report dated March 24, 2016, with respect to the consolidated balance sheets of Sportsman’s Warehouse Holdings, Inc.  and subsidiaries as of January 30, 2016 and January 31, 2015, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended January 30, 2016, which report appears in the January 30, 2016 annual report on Form 10-K of Sportsman’s Warehouse Holding, Inc. and subsidiaries.

(signed) KPMG LLP

Salt Lake City, Utah

March 24, 2016